Press Release                                Source: Westside Energy Corporation

Westside Energy Provides Operational Update; Company has Two Rigs Contracted for its Account; Board of Directors Approves 2006 Capital Program of $18 Million

Thursday March 30, 8:00 am ET

HOUSTON, March 30 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex:
WHT - News), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today provided an operations update.

   Recent Activity

    * Four vertical wells have been drilled.

    * Three additional wells have been placed on production.

    * Net production has increased to 3,200 MCFE/D.

    * A horizontal rig contract was signed for a six month commitment in Hill County.

The Company currently has seven wells drilled, cased, and awaiting completion. It is estimated that these wells will be connected to sales lines over the next few months. The Hill County horizontal rig is expected to commence drilling for the Company in the second quarter. Westside currently has one rig drilling vertical wells in its North Program area.


The net production increase is a result of new production added from Westside legacy assets plus the production added as a result of the recently closed EBS Oil & Gas Partners acquisition.

Reserves Estimates

A reserve report from LaRoche Petroleum Consultants, Ltd. was recently completed for the combined net ownership interests of Westside's legacy assets plus the assets acquired in the EBS transaction. As of January 1, 2006, reported net total proved reserves were 3.3 billion cubic feet (BCF) and 127 thousand barrels of oil (MBO). Fifty-five percent of these reserves are proved developed producing.

Based on the 2006 capital budget, management estimates the Company's 2006 proved reserve additions will be in the range of 10 to 15 BCF equivalent, some of which has already been achieved as a result of our success to date in 2006.

2006 Capital Program

The Board of Directors of Westside Energy has approved a 2006 capital program of $18 million, consisting of the following:

    * $12 million for drilling up to nine gross vertical wells (five net wells) and up to six gross horizontal wells (four net wells) in the three core areas within the Company's 73,925 gross (65,989 net) acres in the Barnett Shale play in North Texas.

    * $1 million for completion of four wells drilled as part of the 2005 program.

    * $2 million for construction of pipeline infrastructure in the Montague County area.

    * $3 million for additional land and production interests.

Three of the vertical wells in the program have been drilled and are awaiting completion. These wells are expected to be placed online over the next few months. The pipeline operator has provided a work schedule estimating completion of the 2006 pipeline projects in the third quarter.

Management's Comment

Douglas G. Manner, Chief Operating Officer said: "Westside is in the strongest operating and financial position in its history. We have the capital and land base to put multiple drilling rigs to work and are now on a path to significantly increase our production profile and reserve base. Our $18 million capital budget will be funded from existing cash on hand, operating cash flow and our previously announced $45 million advancing term credit facility."

About Westside Energy Corporation

Houston-based Westside Energy is an oil and gas company focused on exploiting its 73,925 gross (65,989 net) acres in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website www.westsideenergy.com.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, additions to oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.




Source: Westside Energy Corporation